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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     OLD REPUBLIC INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

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
             Delaware                                              36-2678171
(State of incorporation or organization)                (I.R.S. Employer Identification No.)

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                           307 North Michigan Avenue
                            Chicago, Illinois  60601
                    (Address of principal executive offices)


       Securities to be registered pursuant to Section 12(b) of the Act:

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
                                                   Name of each exchange on which
Title of each class to be so registered            each class is to be registered
---------------------------------------            ------------------------------

____% Debentures Due ______, 2007                  New York Stock Exchange, Inc.
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        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [X]

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. []
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Item 1.  Description of Registrant's Securities to be Registered.

         A description of the Registrant's _____% Debentures due ______________,2007 (the "Debentures") to be registered hereby is contained on pages 16 through 22, inclusive, of the Prospectus dated August 18, 1992 and pages S-5 through S-7, inclusive, of the Prospectus Supplement dated June ___, 1997 which is filed with the Commission as part of the Registrant's Registration Statement on Form S-3, No. 33-49064, as amended, and such description is incorporated herein by this reference.

Item 2.  Exhibits.

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No.                                          Document
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4.1                      Restated Certificate of Incorporation, as amended, of the Registrant, which was filed as Exhibit 3A to the Registrant's Annual Report on Form 10-K for 1995, and is incorporated herein by this reference.

4.2                      Form of Indenture between the Registrant and Wilmington Trust Company as trustee relating to the
                         Debentures, which was filed with the Commission as Exhibit 4.2 to the Registrant's Registration
                         Statement on Form S-3, No. 33-49064, and is incorporated herein by this reference.

4.3                      Form of Supplemental Indenture No. 1 between the Registrant and Wilmington Trust Company as trustee relating to the Debentures.

4.4                      Form of Debenture.

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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 16th day of June, 1997.

                                      OLD REPUBLIC INTERNATIONAL
                                      CORPORATION



                                      By: /s/ John S. Adams
                                          ------------------------------------
                                          John S. Adams
                                          Vice President Corporate Finance and
                                          Services